Exhibit 10.6

State of Texas	Rev. 133C786

SUBLEASE AGREEMENT

This Sublease Agreement (this “Sublease”) is entered into as of the 01 June 2021 (the “Effective Date”) by and between Sustainability Initiatives (“Tenant”) and Volcon, Inc. (“Subtenant”). Each Tenant and Subtenant may be referred to individually as a “Party” and collectively as the “Parties.”

1.  Premises. The premises subject to this Sublease is for the cohabitated use of the space located at 1135 W. 6th Street, Unit 120, Austin, TX 78703 (the “Premises”) with Tenant.

2.  Lease. Tenant entered into a Lease Agreement dated June 1st 2020, with Cohn Ventures, LLC (“Landlord”) for the rent and use of the Premises (the “Original Lease”). Tenant represents to Subtenant that the Original Lease is in full force and effect and that no default exists on the part of any party to the Original Lease.

3.  Agreement to Sublease. Tenant agrees to lease to Subtenant and Subtenant hereby agrees to temporarily accept from Tenant for the term specified below, and upon all the conditions set forth herein, that portion of Tenant’s interest in the Premises, including improvements.

4.  Term and Termination. The initial term of this Sublease Agreement shall commence as of the Effective Date and continue thereafter for one (1) year, and shall renew automatically thereafter for an additional one (1) year term (the period during which this Agreement is in effect, the “Term”) on the same terms and conditions, unless either party provides at least ninety (90) days’ written notice of its intention not to renew to the other party prior to the expiration of the initial or any renewal term. This Agreement may be terminated (a) upon the written agreement of both Volcon Inc. and SI, (b) upon a party ceasing to do business as a going concern, or (c) a party commits a material breach of any of the provisions of this Agreement, which breach continues for a period of more than sixty (60) consecutive days after receipt of written notice from the non-breaching party specifying the breach. Notwithstanding the foregoing, termination of this Agreement shall not affect obligations of either party that may have accrued prior to the effective date of termination.

5.  Rent. Rent will be payable in advance in monthly installments of $2,000 due on the 1st day of each month but no later than the 3rd day of the each month during the Term. The first rent payment is payable to Tenant on June 1, 2021. Rent will be paid directly to Tenant at the address stated in the Notices section herein (or to such other places or persons as directed by Tenant) by mail, in person by personal check, or via wire or bank ACH/transfer, and will be payable in U.S. Dollars. Tenant will be responsible for paying the rent on the Original Lease to Landlord.

6. Security Deposit. No Security Deposit required.

7.  Tenants Failure to Give Possession. In the event Tenant is unable to deliver possession of the Premises to Subtenant on the start date of the Term, Tenant will not be subject to any liability for such failure, the validity of this Sublease will not be affected, and the Term will not be extended. Subtenant will not be liable for rent until Tenant gives possession of the Premises to Subtenant; provided, however, that if Tenant does not give possession of the Premises to Subtenant within 7 days from the start date of the Term, Subtenant may cancel this Sublease by notice in writing to Tenant.

8.  Holdover Tenancy. Unless this Sublease has been extended by mutual written agreement of the parties, there will be no holding over past the Term under the terms of this Sublease under any circumstances. If it becomes necessary to commence legal action to remove Subtenant from the Premises, the prevailing Party will be entitled to attorney’s fees and costs in addition to damages.

9.  Use of Premises. The Premises will be occupied only by Subtenant. Subtenant agrees not to use the Premises for any unlawful or hazardous purpose.

10.   Condition of Premises. Subtenant has examined the Premises, including all appliances and fixtures, and acknowledges that they are in good condition and repair, normal wear and tear excepted, and accepts them in its current condition. At the end of the Term, Subtenant agrees to surrender and deliver to Tenant possession of the Premises, including all appliances and fixtures, in as good a condition as they were at the commencement of the Term, reasonable wear and tear excepted. Subtenant will be liable to Tenant for any damage occurring to the Premises and any damage to or loss of the contents thereof which are done by Subtenant or Subtenant’s guests or invitees.

11. Maintenance and Repairs. Subtenant will maintain the Premises, including the grounds and all appliances and fixtures, in clean, sanitary and good condition and repair. Subtenant shall not paint, otherwise redecorate, add or change locks, or make any other alterations to the Premises without the prior written consent of Tenant. Subtenant will not remove Tenant’s appliance and fixtures, from the Premises for any purpose. If repairs other than general maintenance are required, Subtenant will notify Tenant for such repairs.

12.   Smoking. Smoking of any kind is strictly prohibited on any part of the Premises. This prohibition applies to Subtenant and any visitor, guest or other occupant on the Premises.

13.   Pets. Tenant is not allowed to have or keep any pets, even temporarily, on any part of the Premises. The unauthorized presence of any pet will subject Subtenant to penalties, damages, deductions and termination of this Sublease. Properly trained service animals that provide assistance to individuals with disabilities will be permitted on the Premises with the prior written consent of Tenant. Subtenant will be responsible for the costs of de-fleaing, deodorizing and/or shampooing all or any portion of the Premises if a pet has been on the Premises at any time during the Term (whether with or without written consent of Tenant).

14.   Obligations of the Parties. Subtenant agrees to assume and agrees to perform and comply with all of the obligations and responsibilities of Tenant under the Original Lease for the Term, except as otherwise set forth in this Sublease. Subtenant agrees to comply with all applicable laws, ordinances, requirements and regulations of any federal, state, county, municipal or other authority. Tenant agrees to maintain the Original Lease for the length of the Term, subject, however, to any earlier termination of the Original Lease without the fault of Tenant. Tenant will remain obligated to pay rent and perform and comply with all of the obligations of Tenant under the Original Lease or by law, including, if applicable, payment of resident income tax.

15. Liability. Tenant is not responsible or liable for any loss, claim, damage or expense as a result of any accident, injury or damage to any person or property occurring anywhere on the Premises, unless resulting from the negligence or willful misconduct of Tenant.

16.   Right of Entry. Tenant or Landlord or their respective agents may enter the Premises at reasonable times to inspect the Premises, to make any alterations, improvements or repairs or to show the Premises to a prospective tenant, buyer or lender. In the event of an emergency, Tenant or Landlord may enter the Premises at any time.

17.   Assignment or Subletting. Subtenant will not assign this Sublease or sublet or grant any right to use the Premises or any portion thereof. Any attempted assignment or delegation in contravention of this provision will be void and ineffective.

18.   Notices. All notices given under this Sublease must be in writing. A notice is effective upon receipt and shall be delivered in person, sent by overnight courier service or sent via certified or registered mail, addressed to Tenant or Subtenant as follows (or to another address as that Party may designate upon reasonable notice to the other Party):

To Tenant: Sustainability Initiatives

3267 Bee Caves Rd, suite 107-247

Austin, TX 78746

To Subtenant:

Volcon Inc.

3267 Bee Caves Rd, suite 107-322

Austin, TX 78746

2

19. No Waiver. Neither Tenant nor Subtenant shall be deemed to have waived any provision of this Sublease or the exercise of any rights held under this Sublease unless such waiver is made expressly in writing.

20. Severability. If any provision of this Sublease is held invalid, illegal or unenforceable in whole or in part, the remaining provisions shall not be affected and shall continue to be valid, legal and enforceable as though the invalid, illegal or unenforceable part had not been included in this Sublease.

21.  Governing Law. This Sublease and the rights and obligations of the Parties hereto shall be governed by and construed in accordance with the laws of the State of Texas without regard to its conflicts of laws provisions.

22. Disputes. Any dispute arising from this Sublease shall be resolved through mediation. If the dispute cannot be resolved through mediation, then the dispute will be resolved through binding arbitration conducted in accordance with the rules of the American Arbitration Association.

23. Amendments. This Sublease may be amended or modified only by a written agreement signed by both Parties.

24.   Counterparts. This Sublease may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.

25.   Headings. The section headings herein are for reference purposes only and shall not otherwise affect the meaning, construction or interpretation of any provision in this Sublease.

26.   Entire Agreement. This Sublease contains the entire agreement between the Parties and supersedes and cancels all prior agreements of the Parties, whether oral or written, with respect to the subject matter.

IN WITNESS WHEREOF, the Parties hereto, individually or by their duly authorized representatives, have executed this Sublease as of the Effective Date.

/s/ Christian Okansky	5/4/21	Sustainability Initiatives – Christian Okonsky
Tenant Signature and Date		Tenant Full Name

/s/ Andy Leisner	5/4/21	Volcon, Inc. – Andy Leisner
Subtenant Signature and Date		Subtenant Full Name

3